Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of Towers Watson & Co. on Form S-1 of our report dated May 17, 2010 relating to the financial statements of Towers, Perrin, Forster, & Crosby, Inc. as of and for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Baltimore, MD

July 19, 2010